Exhibit 10.1

BUYOUT AGREEMENT

This Buyout Agreement (the “Agreement”) is made and entered into as of November 18, 2022 (the “Agreement Date”), by and among (i) Honeywell International Inc., a Delaware corporation (“Honeywell”), (ii) the North American Refractories Asbestos Personal Injury Settlement Trust, a Delaware trust (the “NARCO Asbestos Trust”), and, following their execution of this Agreement, (iii) the NARCO Trust Advisory Committee (the “NARCO Asbestos TAC”), and (iv) Lawrence Fitzpatrick, in his capacity as the NARCO Asbestos Future Claimants Representative (the “FCR”) (each upon execution of this Agreement, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, North American Refractories Company (“NARCO”) and its affiliated debtors (collectively, the “Debtors”) reorganized under the provisions of Chapter 11 of the Bankruptcy Code in cases pending in the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”) known as In re North American Refractories Company, et al., Jointly Administered as Case No. 02-20198 (the “Chapter 11 Cases”);

WHEREAS, at the time of the entry of the order for relief in the Chapter 11 Cases, each of NARCO and Honeywell had been named as defendants in personal injury and wrongful death actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos-containing NARCO Product Line products;

WHEREAS, by order entered on November 13, 2007, the Plan (as defined below) filed by the Debtors, in coordination with Honeywell, the Bankruptcy Court-appointed committee composed of the representatives of the NARCO Asbestos Claimants, and the FCR, was confirmed by the Bankruptcy Court;

WHEREAS, the Plan provided for the creation of the NARCO Asbestos Trust, which was organized pursuant to that certain Certificate of Trust dated as of April 30, 2013;

WHEREAS, pursuant to the Plan, the NARCO Asbestos Trust was funded (i) by an initial cash contribution by Honeywell and by the obligation of Honeywell to make future contractual payments (the “Honeywell Obligations”); and (ii) by the NARCO Asbestos Trust’s equity interest in HarbisonWalker International Holdings, Inc., a Delaware corporation formerly known as ANH Refractories Company (“HWI” and such equity interest held by the NARCO Asbestos Trust in HWI, together with any equity interests or securities received by the NARCO Asbestos Trust in connection with an HWI Sale or an HWI Dividend (each as defined below), the “HWI Interest”), together with any dividends or other income that may be distributed to the NARCO Asbestos Trust by HWI in respect of the HWI Interest;

WHEREAS, pursuant to the Plan, the NARCO Asbestos Trust uses the NARCO Asbestos Trust Assets (as defined in the Plan) and income to pay all valid NARCO Asbestos Trust Claims pursuant to the North American Refractories Company Asbestos Personal Injury Settlement Trust Distribution Procedures (as amended from time to time, the “TDP”), and is administered in accordance with the North American Refractories Company Asbestos Personal Injury Settlement Trust Agreement (as amended from time to time, the “Trust Agreement”);

WHEREAS, the NARCO Asbestos Trust and Honeywell are each parties to that certain Amended and Restated Cooperation Agreement, dated as of December 11, 2013 (the “Cooperation Agreement”);

WHEREAS, the Parties have an ongoing dispute about the proper administration of the NARCO Asbestos Trust;

WHEREAS, simultaneously with the execution of this Agreement, the Parties have executed and filed a joint conditional stipulation of dismissal of the adversary proceeding styled Honeywell International Inc. v. N. Am. Refractories Co. Asbestos Personal Injury Settlement Trust, Adv. No. 21-02097-TPA (Bankr. W.D. Pa.), and no other action, suit, proceeding, complaint, or claim by or before any Governmental Authority is currently pending by any Party hereto against any other Party hereto;

WHEREAS, Honeywell desires to pay to the NARCO Asbestos Trust, and the NARCO Asbestos Trust desires to accept from Honeywell, a lump sum, one-time payment in the amount of $1,325,000,000 (subject to adjustment in accordance with the terms of this Agreement), in exchange for, among other things, the release of Honeywell from all further and future monetary and/or other obligations of any kind (except as, and solely to the extent, set forth in this Agreement) to the NARCO Asbestos Trust, including but not limited to the Honeywell Obligations (the “Buyout”);

WHEREAS, Honeywell’s willingness to pay the Buyout Amount (as defined below) is expressly conditioned upon agreement among the Parties that (a) any HWI Net Sale Proceeds (as defined below) actually received by the NARCO Asbestos Trust with respect to the sale or disposition of its HWI Interest will accrue to the benefit of Honeywell, either in the form of (i) a reduction in the Buyout Amount (if such HWI Net Sale Proceeds are actually received prior to the Closing) or (ii) a payment by the NARCO Asbestos Trust to Honeywell (if such HWI Net Sale Proceeds are actually received after the Closing), as applicable and (b) any HWI Dividends (as defined below) actually received by the NARCO Asbestos Trust after the Closing will accrue to the benefit of Honeywell, and the NARCO Asbestos Trust will pay to Honeywell any applicable HWI Net Dividends actually received by the NARCO Asbestos Trust after the Closing, in each case, as set forth herein; and

WHEREAS, the Parties understand and agree that the Buyout and Honeywell’s obligation to pay the Buyout Amount will not become effective unless and until approved in all respects by the Bankruptcy Court, and any and all appeals are exhausted and/or defeated.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.	Definitions.

(a) The following terms have the meanings set forth below for purposes of this Agreement:

“Approval Motion” means a Motion for Entry of an Order (i) Approving the NARCO Asbestos Trust Buyout Agreement and (ii) Declaring the Buyout Agreement is Consistent with the Plan and Does Not Affect the NARCO Channeling Injunction.

“Base Buyout Amount” means $1,325,000,000.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in New York, New York.

“Buyout Amount” means the Base Buyout Amount, less the aggregate amount of any HWI Net Sale Proceeds with respect to an HWI Sale that is consummated prior to the Closing and actually received by the NARCO Asbestos Trust in cash prior to the Closing (if any), plus the Unpaid Claims Amount.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

“Governmental Authority” means any court, governmental department, commission, council, board, agency, bureau, authority or regulatory body or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof.

“HWI Charter” means the Amended and Restated Certificate of Incorporation of HWI, as amended by the Certificate of Amendment, effective on December 31, 2015.

“HWI Dividends” means any dividends or distributions of any kind, whether or not in cash, actually received by the NARCO Asbestos Trust after the Closing with respect to, derived from, relating to or arising out of the HWI Interest (excluding HWI Sale Proceeds and any HWI Special Dividend).

“HWI Governance Documents” means the HWI Charter, the bylaws of HWI and the HWI Shareholders Agreement.

“HWI Net Dividends” means HWI Dividends, less any accrued or incurred and payable HWI Transaction Fees with respect to such HWI Dividends (to the extent not previously deducted from the calculation of HWI Net Dividends), less any NARCO HWI Taxes with respect to such dividend (to the extent not previously deducted from the calculation of HWI Net Dividends).

“HWI Net Sale Proceeds” means any HWI Sale Proceeds, less any accrued or incurred and payable HWI Transaction Fees with respect to such proceeds (to the extent not previously deducted from the calculation of HWI Net Sale Proceeds), less any NARCO HWI Taxes incurred with respect to such proceeds (to the extent not previously deducted from the calculation of HWI Net Sale Proceeds). For the avoidance of doubt, HWI Net Sale Proceeds shall only include amounts actually received by the NARCO Asbestos Trust and, subject to Section 3(a)(vii), shall not include any proceeds, payments or consideration paid to third parties by or on behalf of the NARCO Asbestos Trust in connection with such HWI Sale.

“HWI Sale Proceeds” means any payments, proceeds or consideration (including any HWI Special Dividend), whether or not in cash, actually received by the NARCO Asbestos Trust with respect to or arising out of an HWI Sale. For the avoidance of doubt, HWI Sale Proceeds shall not include (i) any HWI Dividends or (ii) any portion of the payments, proceeds or consideration in such HWI Sale to be paid to the NARCO Asbestos Trust that is contingent upon future events (including, without limitation, amounts held in escrow and/or any earnout or deferred consideration) unless and until such proceeds are actually received by the NARCO Asbestos Trust.

“HWI Sale” means (i) a merger, acquisition, business combination or sale, disposition, assignment, or other transfer of any or all of the equity of HWI or any legal entity in which the NARCO Asbestos Trust holds any equity interest or other security following completion of any prior HWI Sale or (ii) a sale, disposition, assignment or other transfer of all or substantially all of the assets of HWI and its subsidiaries or any legal entity in which the NARCO Asbestos Trust holds any equity interest or other security following completion of any prior HWI Sale.

“HWI Shareholders Agreement” means the Amended and Restated Shareholders Agreement of HWI, dated as of December 11, 2013, by and among HWI, the APG Asbestos Trust (“APG Trust”) and the NARCO Asbestos Trust.

“HWI Special Dividend” means, to the extent permitted in accordance with the definitive agreement with respect to an HWI Sale, any special cash dividends or distributions (i) paid in connection with, and on or within five (5) Business Days prior to, the closing of an HWI Sale and (ii) actually received by the NARCO Asbestos Trust.

“HWI Transaction Fees” means any documented out-of-pocket fees, costs and expenses (including any documented out-of-pocket legal, shareholder representative, accounting, tax or financial advisory fees, costs or expenses) accrued or incurred and payable by the NARCO Asbestos Trust in connection with (i) any HWI Sale or (ii) HWI Dividend, including, in each case, (A) documented out-of-pocket fees, costs and expenses of enforcing any rights in connection therewith or procuring any contingent consideration or other recovery related to (x) an HWI Sale or (y) an HWI Dividend and (B) any documented out-of-pocket fees, costs and expenses related to any non-cash portion of any HWI Sale Proceeds or HWI Dividend, including the administration, valuation, appraisal or sale thereof. For the avoidance of doubt, HWI Transaction Fees exclude (i) any such out-of-pocket fees, costs or expenses paid or payable by HWI and (ii) any amounts previously paid by Honeywell to the NARCO Asbestos Trust in accordance with Section 3(b)(iv).

“Independent Accountant” means an independent accounting or financial valuation firm of national reputation (excluding the primary outside auditor of Honeywell and the primary outside auditor of NARCO Asbestos Trust) that is mutually agreed between Honeywell and the NARCO Asbestos Trust within ten (10) Business Days, provided, that such Independent Account shall be retained at Honeywell’s sole expense.

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, permits, bylaws, variances, policies, judgments, injunctions, orders, guidelines, conditions and licenses of a Governmental Authority having jurisdiction over the assets or the properties of any Party and the operations thereof.

“NARCO HWI Taxes” means the sum of (x) any federal or state income taxes accrued or incurred and payable by or on behalf of the NARCO Asbestos Trust in connection with any HWI Sale Proceeds received by the NARCO Asbestos Trust with respect to, derived from, relating to or arising out of the HWI Interest, calculated as (a) the excess (if any) of such HWI Sale Proceeds over the NARCO Asbestos Trust’s tax basis in the HWI Interest, or portion thereof, treated as exchanged for such HWI Sale Proceeds, multiplied by (b) the net combined federal and state tax rate applicable to trusts for the year of the receipt of the HWI Sale Proceeds and (y) any other Taxes (to the extent not included in clause (x), above) of or payable by the NARCO Asbestos Trust with respect to, derived from, relating to or arising from HWI Sale Proceeds or HWI Dividends, including with respect to the receipt, ownership or transfer of any non-cash portion of any HWI Sale Proceeds or HWI Dividends, in each case, prepared and calculated consistent with the NARCO Asbestos Trust’s historic practice, if applicable.

“Non-Cash Transfer Date” means the date that is the earlier of (a) such date as Honeywell directs the NARCO Asbestos Trust in writing and (b) twelve (12) months after the date the NARCO Asbestos Trust receives the applicable non-cash portion of any HWI Sale Proceeds or HWI Dividends.

“Non-Honeywell Parties” means the Parties hereto other than Honeywell.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other legal entity.

“Review and Dispute Procedures” shall mean the procedures set forth in Section 3(a)(ii) to (v).

“Tax” means any taxes and similar assessments imposed by any Governmental Authority, including income, capital gains, gross receipts, net proceeds, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, real property, personal property (tangible and intangible), environmental, stamp, excise, leasing, duty, registration, alternative and value added taxes, and with respect to the NARCO Asbestos Trust, any interest or any penalties incurred and payable by the NARCO Asbestos Trust which result from an HWI Sale (and which are not the result of any gross negligence, fraud or willful and intentional breach or misconduct of the NARCO Asbestos Trust to pay any such taxes when due as determined by a court of competent jurisdiction by final nonappealable judgment).

“Unpaid Claims Amount” means an amount equal to the greater of (x) the sum of the value of any NARCO Asbestos Trust Claims liquidated and entered into the Annual Contribution Claims Fund Payment Queue and the Pre-Established Claims Fund Payment Queue (as such terms are defined in the Existing Agreements) since the end of the last calendar quarter preceding the Closing (and unfunded by Honeywell as of the Closing) minus any amounts received by the NARCO Asbestos Trust from any of its holdings (including the HWI Interests) since the end of the last calendar quarter preceding the Closing and (y) zero.

(b) Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Third Amended Plan of Reorganization of North American Refractories Company, et al., dated December 28, 2005 (the “Plan”) and/or in the TDP (as defined above).

2. The Buyout Payment.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Honeywell shall pay to the NARCO Asbestos Trust the Buyout Amount set forth in the Closing Statement (as defined below) in immediately available funds in U.S. dollars by wire transfer to a bank account designated in writing by the NARCO Asbestos Trust in the Closing Statement.

3. Treatment of HWI Interest

(a) HWI Payments. From and after the Closing, the NARCO Asbestos Trust shall retain ownership of the HWI Interest until such time as the HWI Interest is disposed of as contemplated by and pursuant to the terms of this Agreement. Subject to the terms and conditions in this Agreement, the economic right of the NARCO Asbestos Trust in the HWI Interest shall inure to the benefit of Honeywell, and any and all HWI Net Sale Proceeds and HWI Net Dividends shall be delivered to Honeywell, or held for the benefit of Honeywell, in accordance with this Section 3(a).

(i) From and after the Closing, within twenty (20) Business Days after receipt of any HWI Sale Proceeds or HWI Dividend, the NARCO Asbestos Trust shall:

(1) pay to Honeywell the cash portion of such HWI Net Sale Proceeds or HWI Net Dividends as set forth in the Estimated Post-Closing Statement delivered in accordance with Section 3(a)(i)(2) in immediately available funds in U.S. dollars by wire transfer to a bank account designated in writing by Honeywell; provided, that Honeywell delivers to the NARCO Asbestos Trust bank account details at least two (2) Business Days prior to such payment date; and

(2) deliver to Honeywell a statement setting forth the amount of any HWI Sale Proceeds or HWI Dividends and the estimated HWI Net Sale Proceeds or HWI Net Dividends to be delivered to Honeywell with respect to such HWI Sale Proceeds or HWI Dividends (as applicable) pursuant to Section 3(a)(i)(1), with reasonable supporting detail (including copies of invoices as well as the assumptions underlying the calculation of NARCO HWI Taxes) showing the calculation of such estimated HWI Net Sale Proceeds or HWI Net Dividends (each, an “Estimated Post-Closing Statement”), provided, that Honeywell shall be permitted to dispute the determination of the amount of the estimated HWI Net Sale Proceeds, HWI Net Dividends, HWI Transaction Fees and NARCO HWI Taxes set forth in each Estimated Post-Closing Statement, in accordance with this Section 3(a).

(ii) Honeywell shall have twenty (20) Business Days from the date of delivery of the Estimated Post-Closing Statement by the NARCO Asbestos Trust (the “Review Period”) to review such Estimated Post-Closing Statement. If Honeywell agrees with such Estimated Post-Closing Statement, or does not give written notice to the NARCO Asbestos Trust of any disagreement within the Review Period, then upon the earlier of Honeywell’s written notice to the NARCO Asbestos Trust advising that such statement is acceptable or the expiration of the Review Period if Honeywell has not delivered a notice of dispute prior to such expiration, such Estimated Post-Closing Statement shall be considered final and binding on the NARCO Asbestos Trust and Honeywell.

(iii) If Honeywell does not agree with any portion of the Estimated Post-Closing Statement, then, on or before the expiration of the Review Period, Honeywell shall give written notice thereof to the NARCO Asbestos Trust and list the items and reasons for disagreement (the “Dispute Notice”). The NARCO Asbestos Trust and Honeywell shall work in good faith to resolve the items listed in the Dispute Notice. If, within thirty (30) days after the delivery of the Dispute Notice to the NARCO Asbestos Trust (the “Resolution Period”), the NARCO Asbestos Trust and Honeywell are unable to resolve any differences arising as a result of the Dispute Notice, NARCO Asbestos Trust and Honeywell shall each submit, within ten (10) days following the expiration of the Resolution Period, a statement of such remaining disagreements and such party’s proposed resolution thereof in the Dispute Notice to an Independent Accountant for a binding and non-appealable determination, which the NARCO Asbestos Trust and Honeywell shall request be rendered within thirty (30) days after such submission. The costs and expenses of the Independent Accountant shall be borne by Honeywell.

(iv) The Independent Accountant shall be instructed to use reasonable best efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of its engagement, provided, that in resolving any disputed item, the Independent Accountant, acting as an expert and not as an arbitrator or independent reviewer, shall be bound by the terms, conditions, procedures and provisions of this Section 3(a) and any other relevant provisions of this Agreement, and the Independent Accountant’s final determination with respect to any disputed item shall not be less than the lowest amount or greater than the highest amount proposed by the NARCO Asbestos Trust and Honeywell in their respective submitted proposed resolutions for such disputed item. The Parties shall request that the Independent Accountant’s decision be in writing, set forth the calculations made in reaching its decision and describe the manner in which such calculations were made. The Parties acknowledge and agree that the decision by the Independent Accountant shall be non-appealable and binding on the Parties. Each of the NARCO Asbestos Trust and Honeywell agrees that they will, and agree to direct their respective representatives to, cooperate and assist in the determination with respect to the matters submitted to the Independent Accountant for resolution and in the conduct of the review by the other party and its representatives or, if applicable, the Independent Accountant of any proposed calculations of the HWI Net Sale Proceeds or HWI Net Dividends or the components thereof, including by making available, to the extent reasonably necessary, relevant books, records, accountant or tax advisor work papers (but subject to execution by Honeywell of customary non-reliance agreements) and advisors; provided, that nothing herein shall require either Party to make available any books, records or work papers prepared by the NARCO Asbestos Trust’s attorneys or that would otherwise reasonably be expected to result in the waiver of any applicable attorney-client or attorney work product privilege.

(v) Within five (5) Business Days after the applicable cash portion of the HWI Net Sale Proceeds or HWI Net Dividends is determined pursuant to this Section 3(a):

(1) if the cash portion of the HWI Net Sale Proceeds or HWI Net Dividends as determined pursuant to this Section 3(a) is greater than the cash portion of the estimated HWI Net Sale Proceeds or estimated HWI Net Dividends set forth in the applicable Estimated Post-Closing Statement, then the NARCO Asbestos Trust shall pay to Honeywell a cash amount equal to such excess in immediately available funds in U.S. dollars by wire transfer to a bank account designated in writing by Honeywell;

(2) if the cash portion of the HWI Net Sale Proceeds or HWI Net Dividends as determined pursuant to this Section 3(a) is less than the cash portion of the estimated HWI Net Sale Proceeds or estimated HWI Net Dividends set forth in the applicable Estimated Post-Closing Statement, then Honeywell shall pay to the NARCO Asbestos Trust a cash amount equal to such deficit in immediately available funds in U.S. dollars by wire transfer to a bank account designated in writing by the NARCO Asbestos Trust.

(vi) From and after the Agreement Date until the applicable Non-Cash Transfer Date, the NARCO Asbestos Trust shall hold the non-cash portion of any HWI Net Sale Proceeds or HWI Net Dividends (if any) for the benefit of Honeywell. No later than twenty (20) Business Days prior to the applicable Non-Cash Transfer Date, Honeywell shall deliver a written notice to the NARCO Asbestos Trust setting forth applicable delivery instructions with respect to such non-cash portion of any HWI Net Sale Proceeds or HWI Net Dividends (a “Non-Cash Notice”). On the applicable Non-Cash Transfer Date, the NARCO Asbestos Trust shall:

(1) transfer such non-cash HWI Net Sale Proceeds or HWI Net Dividends to Honeywell in accordance with the Non-Cash Notice. If requested in writing by Honeywell in a Non-Cash Notice, the NARCO Asbestos Trust shall effect a disposition of such non-cash portion of any HWI Net Sale Proceeds or HWI Net Dividends in accordance with Section 3(a)(vi) and Section 3(b). Honeywell shall pay any HWI Transaction Fees or NARCO HWI Taxes in cash with respect to the non-cash portion of any HWI Sale Proceeds and HWI Dividends (to the extent not previously paid or deducted from the calculation of HWI Net Sale Proceeds or HWI Net Dividends) (the “Incremental HWI Transaction Fees and Taxes”) at the time such Incremental HWI Transaction Fees and Taxes become due and payable by the NARCO Asbestos Trust (plus an amount of additional consideration necessary to compensate the NARCO Asbestos Trust for any additional Taxes owed as a result of such payment unless Treasury Regulation 1.468B-2(b)(1) excludes such payments from gross income), provided, that, in the event the NARCO Asbestos Trust receives publicly traded securities in a legal entity as part of the consideration in an HWI Sale, Honeywell may, in its sole discretion and at its sole cost and expense, direct the NARCO Asbestos Trust to sell the portion of such securities that are necessary for the NARCO Asbestos Trust to pay any such Incremental HWI Transaction Fees and Taxes, in lieu of Honeywell making such payments directly (which amount to be sold shall be sufficient to pay any Incremental HWI Transaction Fees and Taxes payable in connection with such sale or shall be otherwise paid by Honeywell to the NARCO Asbestos Trust directly).

(2) deliver to Honeywell a statement setting forth the estimated amount of any Incremental HWI Transaction Fees and Taxes, with reasonable supporting detail (including copies of invoices as well as the assumptions underlying the calculation of NARCO HWI Taxes) showing the calculation of such estimated Incremental HWI Transaction Fees and Taxes (each, an “Estimated Incremental Fees and Taxes Statement”), provided, that Honeywell shall be permitted to dispute the determination of the amount of the estimated non-cash HWI Net Sale Proceeds or HWI Net Dividends and estimated HWI Transaction Fees and NARCO HWI Taxes set forth in each Estimated Incremental Fees and Taxes Statement, in accordance with the Review and Dispute Procedures.

The Review and Dispute Procedures set forth in Sections 3(a)(ii) to (v) above with respect the Estimated Post-Closing Statement shall also apply to the Estimated Incremental Fees and Taxes Statement.

(vii) The NARCO Asbestos Trust shall not direct or otherwise cause any portion of any HWI Sale Proceeds or HWI Dividends to be paid or delivered to any third parties (other than any payments made in respect of HWI Transaction Fees and NARCO HWI Taxes or made pursuant to the terms of any definitive transaction agreement providing for an HWI Sale).

(viii) Notwithstanding, anything to the contrary contained in this Agreement, in the event any NARCO HWI Taxes are determined by the Internal Revenue Service or other Governmental Authority by a final nonappealable judgment or determination to be greater than the NARCO HWI Taxes determined pursuant to this Section 3(a), Section 5(a) or the Review and Dispute Procedures (such excess amount, the “Excess Taxes”), as promptly as practicable (but no later than ten (10) Business Days after such final determination), Honeywell shall pay to the NARCO Asbestos Trust an amount equal to the sum of (i) the Excess Taxes and (ii) any HWI Transaction Fees incurred and paid or payable in connection with the determination of such Excess Taxes, except to the extent any of the foregoing is determined by a court of competent jurisdiction by final nonappealable order to have resulted from the gross negligence, fraud or willful and intentional misconduct by the NARCO Asbestos Trust.

(ix) Notwithstanding, anything to the contrary contained in this Agreement, in the event any NARCO HWI Taxes are determined by the Internal Revenue Service or other Governmental Authority by a final nonappealable judgment or determination to be less than the NARCO HWI Taxes determined pursuant to this Section 3(a), Section 5(a) or the Review and Dispute Procedures (such amount, the “Residual Taxes”), as promptly as practicable (but no later than ten (10) Business Days after such final determination), the NARCO Asbestos Trust shall pay to Honeywell an amount equal to the Residual Taxes.

(b)	HWI Governance Documents and HWI Sale.

(i) From and after the Agreement Date, the NARCO Asbestos Trust shall promptly and without undue delay enforce all of its rights under the HWI Governance Documents as directed in writing by Honeywell and at Honeywell’s sole cost and expense, subject to the terms of the HWI Governance Documents and any applicable fiduciary duties of the NARCO Asbestos Trust. From and after the Agreement Date until the date on which the NARCO Asbestos Trust ceases to hold any HWI Interests, the NARCO Asbestos Trust shall not (A) terminate, amend or modify, reduce, or waive any of its or Honeywell’s rights under, the HWI Governance Documents (including Article IX of the HWI Charter), or take any other action to eliminate or diminish the rights of Honeywell or the NARCO Asbestos Trust thereunder or (B) sell, transfer, dispose of or encumber any portion of its HWI Interest, in each case, without the prior written consent of Honeywell (such consent not to be unreasonably withheld, conditioned or delayed). If, subject to the HWI Governance Documents and any applicable duties of the NARCO Asbestos Trust, the NARCO Asbestos Trust initiates a claim or legal action to enforce its rights under the HWI Governance Documents against a third-party (other than Honeywell), at Honeywell’s written request, the NARCO Asbestos Trust shall permit Honeywell to control the prosecution of such claim or action at Honeywell’s sole cost and expense; provided, that Honeywell shall not, and the NARCO Asbestos Trust shall not be obligated to, settle any such claim or action which settlement (x) obligates NARCO Asbestos Trust or Trustees to perform obligations (including to refrain from taking any actions) or imposes equitable remedies, (y) obligates NARCO Asbestos Trust or Trustees to admit wrongdoing or liability, or (z) does not cause the NARCO Asbestos Trust and Trustees to be fully and unconditionally released from all liability with respect to such claim; provided, further that Honeywell shall allow the NARCO Asbestos Trust an opportunity to participate in the prosecution of such claim or action with NARCO Asbestos Trust’s own counsel and at its own expense.

(ii) The Parties acknowledge that the expected monetization of the HWI Interest on the terms and conditions set forth herein are material terms to this Agreement and are a material part of the consideration for the promises and undertakings contemplated herein, including the payment of the Buyout Amount. From and after the Closing until the NARCO Asbestos Trust no longer holds any HWI Interest, Honeywell may deliver written notice to HWI and the NARCO Asbestos Trust that Honeywell desires to cause either (x) an HWI Sale and/or (y) a sale of a material portion of the assets of HWI and its subsidiaries (any transaction described in clause (x) or (y), an “HWI Transaction”) and such written notice shall set forth the proposed material terms and conditions of such HWI Transaction (such written notice, the “Sale Notice”). Upon receipt of a Sale Notice, subject to the terms of the HWI Governance Documents and any applicable fiduciary duties of the NARCO Asbestos Trust, the NARCO Asbestos Trust shall, at Honeywell’s sole cost and expense, cooperate with Honeywell and HWI to facilitate, as promptly as practicable, such HWI Transaction in accordance with the Sale Notice and shall not take any action that would reasonably be expected to prevent, materially delay, impair or impede an HWI Transaction, unless such action is consented to in writing by Honeywell. Without limiting the foregoing or anything else contained herein, subject to the terms of the HWI Governance Documents and any applicable fiduciary duties of the NARCO Asbestos Trust, upon the written direction of Honeywell and at Honeywell’s sole cost and expense, the NARCO Asbestos Trust shall, as promptly as practicable, (A) exercise the rights held by the Supermajority (as defined in the HWI Shareholders Agreement) set forth in Section 6 of the HWI Shareholders Agreement; (B) if such HWI Transaction requires shareholder approval, with respect to the HWI Interest, vote such equity (in person, by proxy or by action by written consent, as applicable) in favor of such transaction and vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of HWI to consummate such transaction; (C) not deposit any HWI Interest owned by the NARCO Asbestos Trust in a voting trust or subject any such HWI Interest to any arrangement or agreement with respect to the voting of such equity; (D) refrain from asserting any claim or commencing any suit (x) challenging such HWI Transaction, or (y) alleging a breach of any fiduciary duty of the board of directors of HWI (the “HWI Board”) or any affiliate or associate thereof (including, without limitation, aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation, or approval of, or entry into, such HWI Transaction; (E) execute and deliver all related documentation and taking such other action in support of the HWI Transaction as shall reasonably be requested in writing by Honeywell, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of any liens, claims and encumbrances, other than those arising under applicable securities laws, this Agreement or the HWI Governance Documents), and any similar or related documents; (F) exercise its rights and defenses and complying with its obligations with respect to the HWI Transaction as a “seller”; and (G) delegate its authority to Honeywell to act as its agent with respect to matters customarily delegated to a “seller’s representative” pursuant to an HWI Transaction (for the avoidance of doubt, the NARCO Asbestos Trust does not control any other stockholder of HWI). The NARCO Asbestos Trust shall consult with Honeywell before taking any actions with respect to its equity stake in HWI. The NARCO Asbestos Trust may not enter into a definitive agreement with respect to, consent to, approve or consummate an HWI Transaction without the prior written consent of Honeywell. In connection with any HWI Transaction, the NARCO Asbestos Trust shall cooperate to provide that Honeywell, to the maximum extent permitted under the HWI Governing Documents, has the opportunity to participate in all material discussions with advisors and counterparties related thereto.

(iii) Notwithstanding anything to the contrary contained herein, the NARCO Asbestos Trust shall not be obligated or required: (1) to make any representations or warranties with respect to such HWI Transaction other than customary representations and warranties as to (x) its ownership of its HWI Interests, organization, authority, power and qualification, and brokers (collectively, the “Fundamental Representations”) and (y) no litigation, compliance with laws, absence of governmental orders, consents of governmental authorities and third parties, breach or violation of organizational documents, and authority and right to enter into and consummate (and no conflicts regarding) the HWI Transaction, in each case, solely with respect to the NARCO Asbestos Trust; (2) to be subject to any release (in a capacity other than as an equityholder of HWI), non-competition, non-solicitation or non-hire or similar covenants with respect to the sale; (3) to agree to any indemnification obligations unless (A) the sole and exclusive recovery therefor is to an escrow or holdback established under the terms of the definitive agreement with respect to such HWI Transaction (and such escrowed or holdback funds are excluded from HWI Sale Proceeds until released from such escrow or holdback to, and actually received by, the NARCO Asbestos Trust), (B) Honeywell agrees to backstop such NARCO Asbestos Trust’s indemnification obligations concurrently with the execution by the NARCO Asbestos Trust of the definitive agreement with respect to such HWI Transaction or (C) the indemnification obligations relate to breaches of Fundamental Representations of the NARCO Asbestos Trust; (4) to be responsible or have any liability for breaches of representations or covenants in connection with, arising out of or related to any such HWI Transaction by any other shareholder or HWI (other than such liability that is limited to indemnification obligations solely to the extent permitted under the foregoing clause (3)(A) or (3)(B)); and/or (5) with respect to an HWI Transaction in which HWI is a constituent to a merger and/or is party to the definitive agreement for such HWI Transaction, to enter into any definitive agreement or HWI Transaction unless such agreement and HWI Transaction has been approved and recommended by the HWI Board. In the event HWI and/or Honeywell engage a financial advisor in connection with an HWI Transaction and the Trustees are not permitted to rely on any advice or opinion of such financial advisor, then the Trustees shall only be permitted to retain Kroll, LLC or another financial advisor mutually acceptable to the NARCO Asbestos Trust and Honeywell, at Honeywell’s sole cost and expense.

(iv) Honeywell shall, at the NARCO Asbestos Trust’s request, promptly reimburse the NARCO Asbestos Trust for documented out-of-pocket expenses incurred by the NARCO Asbestos Trust in connection with an HWI Transaction regardless of whether such HWI Transaction is consummated.

(v) From and after the closing of any HWI Transaction in which the NARCO Asbestos Trust receives as consideration any equity interest or other security in any legal entity, any references in the foregoing Section 3(b) to (1) HWI or the HWI Board shall be deemed to refer to such legal entity or the governing body of such legal entity, as applicable and (2) the HWI Charter, bylaws of HWI or HWI Shareholders Agreement, or any HWI Governance Document shall be deemed to refer to the applicable charter, bylaws or other governing documents of such legal entity, including any shareholders agreement or similar document; provided, that the rights and obligations of the NARCO Asbestos Trust under such applicable charter, bylaws or other governing documents shall be materially consistent with, and no more onerous in the aggregate than, this Agreement and the HWI Governance Documents in place as of the Agreement Date.

(c)	Governance Matters.

(i) From and after the Closing, in the event the NARCO Asbestos Trust is entitled to nominate a director to the HWI Board, the trustees of the NARCO Asbestos Trust (“Trustees”) agree to select the NARCO Asbestos Trust’s nominee from a panel provided by Honeywell and will consult with Honeywell on the selection of such successor director. Honeywell will provide the Trustees with biographical information reasonably requested by the Trustees regarding the persons included in the panel provided by Honeywell or any person that Honeywell proposes for the NARCO Asbestos Trust to nominate as a successor director. Upon the written request of Honeywell, the Trustees shall, and shall cause the NARCO Asbestos Trust to, take all actions necessary to promptly remove any or all directors appointed by the NARCO Asbestos Trust designated in such request from the HWI Board and nominate one or more successors in accordance with the foregoing procedures.

(ii) From and after the Closing, whenever the consent, approval, waiver or vote of (A) the Trustees and/or the NARCO Asbestos Trust is requested by HWI or proposed by the Trustees and/or the NARCO Asbestos Trust or (B) the Trustees and/or the NARCO Asbestos Trust, on the one hand, and Honeywell, on the other hand, are requested by HWI pursuant to the HWI Charter, the HWI Shareholders Agreement or applicable Law, the procedures set forth below shall apply to the Trustees, the NARCO Asbestos Trust and Honeywell, as applicable:

(1) The NARCO Asbestos Trust shall, and shall cause the Trustees to, promptly provide Honeywell with: (i) written notice stating that either or both the Trustees’ and the NARCO Asbestos Trust’s consent, approval, waiver or vote is being sought by HWI or proposed by the Trustees and/or the NARCO Asbestos Trust and (ii) copies of all written documentation and other materials provided by or on behalf of HWI, the Trustees and/or the NARCO Asbestos Trust in connection with such request or proposal for consent, approval, waiver or vote.

(2) The Trustees and representatives of Honeywell shall promptly enter into good faith discussions regarding the Trustees’ and/or the NARCO Asbestos Trust’s and, if applicable, Honeywell’s response or proposal for consent, approval, waiver or vote and seek to reach agreement among the parties hereto on such response or proposal.

(3) If, after following the procedures specified in this Section 3(c)(ii), the Trustees and/or the NARCO Asbestos Trust and Honeywell are unable to reach agreement on such response or proposal, the Trustees, the NARCO Asbestos Trust and Honeywell agree to resolve the dispute pursuant to Section 8.14 of the Trust Agreement as such agreement is in effect as of the Agreement Date as if such provisions were set forth herein, mutatis mutandis, before providing HWI such response or proposal.

(iii) From and after the Closing, the Trustees shall, and shall cause the NARCO Asbestos Trust to, comply with the consent and other rights of Honeywell identified in Article IX of the HWI Charter as if those rights were set forth herein.

(iv) From and after the closing of any HWI Sale in which the NARCO Asbestos Trust receives as consideration any equity interest or other security in any legal entity, any references in the foregoing Section 3(c) to (1) HWI or the HWI Board shall be deemed to refer to such legal entity or the governing body of such legal entity, as applicable and (2) the HWI Charter, bylaws of HWI or HWI Shareholders Agreement, or any HWI Governance Document shall be deemed to refer to the applicable charter, bylaws or other governing documents of such legal entity, including any shareholders agreement or similar document; provided, that the rights and obligations of the NARCO Asbestos Trust under such applicable charter, bylaws or other governing documents shall be materially consistent with, and no more onerous in the aggregate than, this Agreement and the HWI Governance Documents in place as of the Agreement Date.

(d) Indemnity.

(i) From and after the Agreement Date, Honeywell shall indemnify and defend the Trustees and the NARCO Asbestos Trust against any and all liabilities, documented out-of-pocket expenses, claims, damages or losses incurred by the Trustees and/or the NARCO Asbestos Trust (1) in their performance of the terms of Section 3(b) (including, for the avoidance of doubt, in connection with actions contemplated in clause (D) of Section 3(b)(ii)), Section 3(c) and Section 9(c) of this Agreement (including any act or omission to act) and (2) arising out of, related to or in connection with an HWI Transaction, including the evaluation, negotiation or approval of, or entry into such HWI Transaction, in each case of clause (1) and (2), except to the extent any of the foregoing is determined by a court of competent jurisdiction by final nonappealable judgement to have resulted from the gross negligence, fraud, or willful and intentional misconduct or breach by the NARCO Asbestos Trust or the Trustees. For the avoidance of doubt, disputes with respect to actions requested by Honeywell to be taken under this Agreement, including Section 3(b), Section 3(c) or Section 9(c), do not constitute a breach by the Trustees for purposes of this Section 3(d).

(ii) The NARCO Asbestos Trust shall notify Honeywell in writing (a “Claims Notice”) of any pending or threatened claim or demand that the NARCO Asbestos Trust has determined, has given, or would reasonably be expected to give rise to, a right of indemnification under this Agreement (including any pending or threatened claim or demand asserted by a third party against the NARCO Asbestos Trust, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances giving rise to such claim or demand (to the extent then known) and thereafter shall keep Honeywell reasonably informed (on a prompt basis) with respect thereto. Such Claims Notice shall be delivered to Honeywell as promptly as practicable after the NARCO Asbestos Trust acquires actual knowledge of such claim or demand; provided, that the failure to provide such Claims Notice shall not release Honeywell from any of its obligations under this Section 3(d).

(iii) With respect to any Third Party Claim, Honeywell may, by notice to the NARCO Asbestos Trust delivered within twenty (20) Business Days of the receipt by Honeywell of a Claims Notice with respect to such Third Party Claim, assume the defense and control of (including, subject to this Section 3(d)(iii), control of the negotiation and settlement of) such Third-Party Claim, with its own counsel and at its own expense, and the NARCO Asbestos Trust shall cooperate with Honeywell in connection therewith; provided, that Honeywell shall allow the NARCO Asbestos Trust an opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that Honeywell shall not be entitled to assume or continue control of such defense if (1) such Third Party Claim seeks injunctive, equitable or other non-monetary relief (other than a Third Party Claim that seeks injunctive, equitable or other non-monetary relief solely to prevent the consummation of an HWI Sale), (2) such Third-Party Claim involves criminal or quasi-criminal allegations, or (3) NARCO Asbestos Trust has been advised by counsel that an actual conflict of interest between Honeywell and the NARCO Asbestos Trust or Trustees exists. To the extent Honeywell elects not to defend such Third Party Claim, or is not entitled to defend such Third Party Claim pursuant to this Section 3(d)(iii), and the NARCO Asbestos Trust defends against or otherwise deals therewith, the NARCO Asbestos Trust may retain counsel at the sole expense of Honeywell. The Party controlling the defense of a Third Party Claim shall keep the other Party reasonably advised of the status of such action, suit or proceeding and the defense thereof. The

NARCO Asbestos Trust shall not pay or settle any such Third Party Claim without the prior written consent of Honeywell (such consent not to be unreasonably withheld, conditioned or delayed), and the NARCO Asbestos Trust shall, at the written request of Honeywell, pay or settle any such Third Party Claim if (A) the sole relief provided is monetary damages and Honeywell pays all amounts arising out of such settlement that are due at the effectiveness of such settlement, (B) there is no finding or admission adverse to the NARCO Asbestos Trust or the Trustees, and (C) the NARCO Asbestos Trust and Trustees are granted an unconditional release from all liability with respect to such Third Party Claim. For the avoidance of doubt, Honeywell shall not, and the NARCO Asbestos Trust shall not be obligated to, settle any Third Party Claim which settlement (x) obligates NARCO Asbestos Trust or Trustees to perform obligations (including to refrain from taking any actions) or imposes equitable remedies, (y) obligates NARCO Asbestos Trust or Trustees to admit wrongdoing or liability, or (z) does not cause the NARCO Asbestos Trust and Trustees to be fully and unconditionally released from all liability with respect to such claim.

(iv) The NARCO Asbestos Trust shall (A) cooperate with Honeywell in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder, (B) furnish to Honeywell such records, information, access to relevant personnel and testimony; provided, that nothing herein shall require the NARCO Asbestos Trust to make available any records or information that could jeopardize or result in the waiver of any applicable attorney-client or attorney work product privilege and (C) attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by Honeywell in connection therewith, in each case of clauses (A), (B), and (C), at the sole cost and expense of Honeywell.

4.	Amended and Existing Agreements.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto have delivered fully executed signature pages and agree that the following agreements shall be amended, restated and replaced effective as of the Closing:

(i) the Second Amended TDP (the “Existing TDP”) shall be amended, restated, and replaced by the “Third Amended and Restated TDP” attached hereto as Exhibit A (the “Amended NARCO Asbestos TDP”). A redline showing the changes the Parties made to the Existing TDP pursuant to this Agreement is attached hereto as Exhibit AA.

(ii) the First Amended Trust Agreement (the “Existing Trust Agreement”) shall be amended, restated and replaced by the Second Amended and Restated Trust Agreement attached hereto as Exhibit B (the “Amended NARCO Asbestos Trust Agreement”). A redline showing the changes the Parties made to the Existing Trust Agreement pursuant to this Agreement is attached hereto as Exhibit BB.

(iii) The North American Refractories Company Asbestos Personal Injury Settlement Trust Bylaws (the “Existing Bylaws”) shall be amended, restated and replaced by the “North American Refractories Company Asbestos Personal Injury Settlement Trust Amended and Restated Bylaws” attached hereto as Exhibit C (the “Amended NARCO Asbestos Trust Bylaws”).

(b) The Amended NARCO Asbestos TDP, the Amended NARCO Asbestos Trust Agreement, and the Amended NARCO Asbestos Trust Bylaws (collectively referred to hereinafter as the “Amended Agreements”), shall become automatically and immediately effective as of the Closing, without the need for further action or notice of any kind and thereupon, the Existing Agreements (as defined below) shall be terminated in all respects, without the need for further action or notice of any kind.

(c) The Existing TDP, the Existing Trust Agreement, and the Existing Bylaws (collectively referred to hereinafter as the “Existing Agreements”), shall continue in effect until the Amended Agreements become effective.

(d) The Parties acknowledge that the changes made to the Existing Agreements as reflected in the Amended Agreements are material terms to this Agreement, are a material part of the consideration for the promises and undertakings contemplated herein (including the payment of the Buyout Amount and the releases received herein), and are hereby incorporated into this Agreement by reference.

(e) Subject to the conditions to the Closing set forth in this Agreement, each Party acknowledges and agrees that its signature pages to each of the applicable Amended Agreements have been irrevocably delivered to the other Parties on the Agreement Date, and that each such signature page shall be deemed executed and delivered at the Closing, without the need for any further action or notice by such Party.

(f) As soon as practicable following the Closing, the NARCO Asbestos Trust shall post the Amended NARCO Asbestos TDP on the NARCO Asbestos Trust website.

(g) The Parties acknowledge that notwithstanding anything to the contrary in the NARCO Asbestos Trust Claims Audit Program, effective April 6, 2017 (as may be modified from time to time, the “CAP”) or the NARCO Asbestos Trust Alternative Dispute Resolution Procedures for NARCO Asbestos Trust Claims, effective August 1, 2017 (as may be modified from time to time, the “ADR Procedures”), or any other ancillary NARCO Asbestos Trust procedures, following the Closing, Honeywell shall not have any consent, consult, notice or other rights or obligations under the CAP, the ADR Procedures or any other ancillary NARCO Asbestos Trust procedures. For avoidance of doubt, this Section 4(g) shall not limit the Parties’ obligations under Section 9(c) of this Agreement.

5.	Closing.

(a) Closing Statement. At least five (5) Business Days prior to the Closing, the NARCO Asbestos Trust shall deliver to Honeywell a statement (the “Closing Statement”) setting forth the Buyout Amount (with reasonable supporting detail showing the calculation of the Buyout Amount, HWI Net Sale Proceeds received by the NARCO Asbestos Trust in cash prior to Closing (if any), HWI Transaction Fees (if any), NARCO HWI Taxes (if any), Unpaid Claims Amount, as applicable) and the applicable bank account details for the payment of the Buyout Amount. Honeywell shall be permitted to dispute the determination of the amount of the Buyout Amount, HWI Net Sale Proceeds received by the NARCO Asbestos Trust in cash prior to the Closing, HWI Transaction Fees, NARCO HWI Taxes, and Unpaid Claims Amount set forth in the Closing Statement, and, in the event of any such dispute, the Parties shall resolve such dispute in accordance with the Review and Dispute Procedures.

(b) Closing. The closing of the transactions contemplated by Sections 2 and 4 (the “Closing”) shall take place as promptly as practicable following January 1, 2023, and following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time).

6.	Conditions Precedent.

(a) General Conditions. The respective obligations of the Parties to effect the Closing are subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing of the following conditions:

(i) the Delaware Trustee has executed, and delivered its signature on the Amended NARCO Asbestos Trust Agreement (Exhibit B);

(ii) the NARCO Asbestos Trust shall have filed the Approval Motion with the Bankruptcy Court by no later than November 18, 2022 seeking approval of this Agreement and the related Amended Agreements, together with supporting declarations from the Parties and experts attesting to the good faith negotiations leading to this Agreement and that the Buyout Amount is fair and reasonable in all respects and is reasonably likely to put the NARCO Asbestos Trust in a financial position to pay all claimants the full liquidated value of their claims and to continue to value and pay similar claims in substantially the same manner, in form and substance acceptable to all Parties;

(iii) the Bankruptcy Court shall have entered an order approving the Approval Motion and this Agreement, including without limitation, the Amended NARCO Asbestos Trust Agreement, and the Amended NARCO Asbestos TDP, all in forms consistent with the forms attached to the Approval Motion, with such modifications as may be acceptable to all Parties and without change or modification of the Channeling Injunction in any way, which shall be a Final Order (the “Court Approval”); and

(iv) no Law, injunction, judgment or ruling (whether preliminary, temporary or permanent) enacted, promulgated, issued, entered, amended or enforced by a court of competent jurisdiction shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal;

(v) each of the NARCO Asbestos TAC and the FCR has executed, and delivered its signature on this Agreement.

(b) Conditions to Obligations of Honeywell. The obligations of Honeywell to effect the transactions contemplated hereby are subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing of the following conditions:

(i) The representations and warranties of each Non-Honeywell Party contained in this Agreement shall be true and correct in all respects on and as of the Closing, in each case as though such warranties and representations were made at and as of such date.

(ii) Each Non-Honeywell Party shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by such Non-Honeywell Party prior to or at the Closing.

(c) Conditions to Obligations of Non-Honeywell Parties. The obligations of the Non-Honeywell Parties to effect the transactions contemplated hereby are subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing of the following conditions:

(i) The representations and warranties of Honeywell contained in this Agreement shall be true and correct in all material respects on and as of the Closing, in each case as though such warranties and representations were made at and as of such date; and

(ii) Honeywell shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement which are required to be performed or complied with by Honeywell prior to or at the Closing.

7.	Representations.

(a) Each of the Parties hereto represents and warrants to the other Parties that (i) such Party has the requisite power, authority, and capacity to execute, deliver, and perform its obligations under this Agreement and the Amended Agreements and to consummate the transactions contemplated hereby and thereby, (ii) the execution, delivery, and performance of this Agreement and each of the Amended Agreements and the consummation of the transactions contemplated hereby and thereby by such Party have been duly and validly authorized by all necessary actions in respect thereof, (iii) this Agreement and the Amended Agreements have been duly executed and delivered by such Party and, assuming the due execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and the Amended Amendments constitute, valid and binding obligations of such Party (to the extent applicable), enforceable against such Party in accordance with its and their terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles, and (iv) the execution, delivery, and performance of this Agreement and the Amended Agreements and the consummation of the transactions contemplated hereby and thereby by such Party do not violate any governing documents of such Party, or any covenants or other restrictions placed upon such Party.

(b) Each of the Parties represents and warrants to the other Parties that (i) such Party has conducted its own investigation and review of the transactions contemplated by this Agreement, including but not limited to the Buyout Amount and the payment of the Buyout Amount to the NARCO Asbestos Trust, (ii) such Party has come to its own determination, with the assistance of such Party’s advisors, consultants and experts, that the transactions contemplated by this Agreement are fair and reasonable in all respects and, with respect to the non-Honeywell Parties, the Buyout Amount is reasonably likely to put the NARCO Asbestos Trust in a financial position to pay all claimants the full liquidated value of their claims and to continue to value and pay similar claims in substantially the same manner, and (iii) such Party is not relying on any other Party or any other Party’s agents in connection with the determinations or matters referred to in Sections 7(b)(i) and 7(b)(ii) above.

(c) Honeywell represents and warrants to each non-Honeywell Party that (i) as of the Agreement Date, Honeywell has available to it or has the ability to obtain, and at the Closing, Honeywell will have available to it, on an unconditional basis, the financial capability and adequate unrestricted cash on hand necessary and sufficient to pay the Buyout Amount and (ii) it is not a condition to Closing, or to any of its other obligations under this Agreement, that Honeywell (A) obtain financing for the transactions contemplated by this Agreement, or (B) reach any other agreement with any third party, including but not limited to Honeywell’s insurers.

(d) The NARCO Asbestos Trust represents and warrants to the other Parties that (i) the NARCO Asbestos Trusts is the record and beneficial owner of, and has good and valid title to, 790 shares of common stock, par value $0.01, of HWI, free and clear of any liens, other than as set forth in the HWI Governance Documents, the Cooperation Agreement and restrictions on transfer arising under applicable securities laws, and (ii) none of the HWI Interest is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the transfer of the HWI Interest, except as set forth in this Agreement, the Cooperation Agreement or in the HWI Governance Documents.

8. Releases. The following releases, which are provided in consideration for the promises and undertakings contemplated in this Agreement (including the payment of the Buyout Amount and the releases received herein), shall become effective as of the Closing:

(a) Release of Honeywell: The NARCO Asbestos Trust, the NARCO Asbestos TAC, each Trustee of the NARCO Asbestos Trust, each member of the NARCO Asbestos TAC, and the FCR, in each case solely in their official capacities relating to the NARCO Asbestos Trust, and on behalf of each of their respective current, former or future entities, subsidiaries, parent companies, divisions, organizations, members, firms, equity holders, shareholders, interest holders, directors, officers, managers, employees, trustees, estates, fiduciaries, partners, partnerships, joint ventures, limited liability companies, corporations, affiliates, attorneys, accountants, auditors, agents, advisors, consultants, investment bankers, insurers, experts, underwriters, brokers, dealers, lenders, commercial bankers, claim processors, other representatives, predecessors, successors and assigns, or affiliates, direct and indirect, or persons under common control with any of the foregoing, and all persons acting by, through, under, or in concert with them (but for the avoidance of doubt, not on behalf of any holders of NARCO Asbestos Trust Claims, whose treatment remains consistent with the Confirmation Order and Channeling Injunction) (collectively, the “Non-Honeywell Releasors”), hereby release, acquit, and forever discharge Honeywell, and each case in its official capacity relating to the NARCO Asbestos Trust, and each of its respective current, former or future entities, subsidiaries, parent companies, divisions, organizations, members, firms, equity holders, shareholders, interest holders, directors, officers, managers, employees, trustees, estates, fiduciaries, partners, partnerships, joint ventures, limited liability companies, corporations, affiliates, attorneys, accountants, auditors, agents, advisors, consultants, investment bankers, insurers, experts, underwriters, brokers, dealers, lenders, commercial bankers, claim processors, other representatives, predecessors, successors and assigns, or affiliates, direct and indirect, or persons under common control with any of the foregoing, and all persons acting by, through, under, or in concert with Honeywell, including without limitation, Honeywell’s past or present representatives on the HWI Board (collectively, the “Honeywell Released Parties”), from any and all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, counterclaims, sums of money, accounts, contracts, contribution, indemnification, damages, assessments, judgments, executions, and punitive damages, of any nature whatsoever, at law, in equity or otherwise, which the Non-Honeywell Releasors, or any of them, now or hereafter can, shall, or may have in the future against the Honeywell Released Parties, or any of them, whether known or unknown, whether or not apparent yet or yet to be discovered, or which may hereafter develop, in any way relating to or arising out of the NARCO Asbestos Trust, the administration of the NARCO Asbestos Trust, any Trust Agreement that was operative prior to the Closing including without limitation the Existing Trust Agreement, any TDP that was operative prior to the Closing including without limitation the Existing TDP, the Honeywell Obligations, the Plan, the Cooperation Agreement, HWI (and its predecessors), any actual or attempted HWI Sale, the participation of Honeywell’s current, former or future representatives on the HWI Board, any obligations under any agreements (other than this Agreement) or judicial decrees or orders (other than any court orders related to this Agreement) imposing any obligations on Honeywell related to the NARCO Asbestos Trust, all from the beginning of time through the Closing; provided, however, that nothing herein (i) modifies, dissolves, terminates, or affects in any manner the NARCO Channeling Injunction, or (ii) releases or affects any obligations of the Honeywell Released Parties contained in this Agreement or in the Confidentiality Agreement that Honeywell, the NARCO Asbestos Trust, and McDermott Will & Emery entered as of November 20, 2014, as amended (the “Existing Confidentiality Agreement”), subject to Section 9(c) of this Agreement. For the avoidance of doubt, at the Closing, the Cooperation Agreement and the Existing Agreements shall be terminated in all respects without further action of any kind, and the Honeywell Released Parties shall have no liabilities or further obligations in connection therewith to the Non-Honeywell Releasors, all such liabilities or obligations having been released and terminated under the above release. For the further avoidance of doubt, nothing herein shall release the Honeywell Released Parties from any claims arising from conduct or events occurring after the Closing.

(b) Release of the Trust: Honeywell, the NARCO Asbestos TAC, each member of the NARCO Asbestos TAC, and the FCR, on behalf of themselves and on behalf of each of their respective current, former or future entities, subsidiaries, parent companies, divisions, organizations, members, firms, equity holders, shareholders, interest holders, directors, officers, managers, employees, trustees, estates, fiduciaries, partners, partnerships, joint ventures, limited liability companies, corporations, affiliates, attorneys, accountants, auditors, agents, advisors, consultants, investment bankers, insurers, experts, underwriters, brokers, dealers, lenders, commercial bankers, claim processors, other representatives, predecessors, successors and assigns, or affiliates, direct and indirect, or persons under common control with any of the foregoing, and all persons acting by, through, under, or in concert with them (collectively, the “Non-Trust Releasors”), hereby release, acquit, and forever discharge the NARCO Asbestos Trust and each Trustee of the NARCO Asbestos Trust, in their official capacities relating to the NARCO Asbestos Trust, and each of their respective current, former or future entities, subsidiaries, parent companies, divisions, organizations, members, firms, equity holders, shareholders, interest holders, directors, officers, managers, employees, trustees, estates, fiduciaries, partners, partnerships, joint ventures, limited liability companies, corporations, affiliates, attorneys, accountants, auditors, agents, advisors, consultants, investment bankers, insurers, experts, underwriters, brokers, dealers, lenders, commercial bankers, claim processors, other representatives, predecessors, successors and assigns, or affiliates, direct and indirect, or persons under common control with any of the foregoing, and all persons acting by, through, under, or in concert with them (but for the avoidance of doubt, not on behalf of any holders of NARCO Asbestos Trust Claims) (collectively, the “Trust Released Parties”), from any and all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, counterclaims, sums of money, accounts, contracts, contribution, indemnification, damages, assessments, judgments, executions, and punitive damages, of any nature whatsoever, at law, in equity or otherwise, which the Non-Trust Releasors, or any of them, now or hereafter can, shall, or may have in the future against the Trust Released Parties, or any of them, whether known or unknown, whether or not apparent yet or yet to be discovered, or which may hereafter develop, in any way relating to or arising out of the NARCO Asbestos Trust, the administration of the NARCO Asbestos Trust, any Trust Agreement that was operative prior to the Closing including without limitation the Existing Trust Agreement, any TDP that was operative prior to the Closing including without limitation the Existing TDP, the Honeywell Obligations, the Plan, the Cooperation Agreement, HWI (and its predecessors), any actual or attempted HWI Sale, the participation of Honeywell’s current, former or future representatives on the HWI Board, any obligations under any agreements (other than this Agreement) or judicial decrees or orders (other than any court orders related to this Agreement) imposing any obligations on the NARCO Asbestos Trust, all from the beginning of time through the Closing; provided, however, that nothing herein (i) modifies, dissolves, terminates, or affects in any manner the NARCO Channeling Injunction, or (ii) releases or affects any obligations of any of the Trust Released Parties contained in this Agreement or in the Existing Confidentiality Agreement, subject to Section 9(c) of this Agreement. For the avoidance of doubt, at the Closing, the Cooperation Agreement and the Existing Agreements shall be terminated in all respects without further action of any kind, and the Trust Released Parties shall have no liabilities or further obligations in connection therewith to the Non-Trust Releasors, all such liabilities or obligations having been released and terminated under the above release. For the further avoidance of doubt, nothing herein shall release the Trust Released Parties from any claims arising from conduct or events occurring after the Closing. Nothing herein is intended to release the NARCO Asbestos Trust from the compensation and reimbursement obligations under sections 5.5, 5.6, 6.5 and 7.5 of the Existing Trust Agreement for amounts accrued and unpaid prior to Closing.

(c) Release of the NARCO Asbestos TAC: Honeywell, the NARCO Asbestos Trust, each Trustee of the NARCO Asbestos Trust, and the FCR, on behalf of themselves and on behalf of each of their respective current, former or future entities, subsidiaries, parent companies, divisions, organizations, members, firms, equity holders, shareholders, interest holders, directors, officers, managers, employees, trustees, estates, fiduciaries, partners, partnerships, joint ventures, limited liability companies, corporations, affiliates, attorneys, accountants, auditors, agents, advisors, consultants, investment bankers, insurers, experts, underwriters, brokers, dealers, lenders, commercial bankers, claim processors, other representatives, predecessors, successors and assigns, or affiliates, direct and indirect, or persons under common control with any of the foregoing, and all persons acting by, through, under, or in concert with them (collectively, the “Non-TAC Releasors”), hereby release, acquit, and forever discharge the NARCO Asbestos TAC and each member of the NARCO Asbestos TAC, in their official capacities relating to the NARCO Asbestos Trust, and each of their respective current, former or future entities, subsidiaries, parent companies, divisions, organizations, members, firms, equity holders, shareholders, interest holders, directors, officers, managers, employees, trustees, estates, fiduciaries, partners, partnerships, joint ventures, limited liability companies, corporations, affiliates, attorneys, accountants, auditors, agents, advisors, consultants, investment bankers, insurers, experts, underwriters, brokers, dealers, lenders, commercial bankers, claim processors, other representatives, predecessors, successors and assigns, or affiliates, direct and indirect, or persons under common control with any of the foregoing, and all persons acting by, through, under, or in concert with them (but for the avoidance of doubt, not on behalf of any holders of NARCO Asbestos Trust Claims) (collectively, the “TAC Released Parties”), from any and all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, counterclaims, sums of money, accounts, contracts, contribution, indemnification, damages, assessments, judgments, executions, and punitive damages, of any nature whatsoever, at law, in equity or otherwise, which the Non-TAC Releasors, or any of them, now or hereafter can, shall, or may have in the future against the TAC Released Parties, or any of them, whether known or unknown, whether or not apparent yet or yet to be discovered, or which may hereafter develop, in any way relating to or arising out of the NARCO Asbestos Trust, the administration of the NARCO Asbestos Trust, any Trust Agreement that was operative prior to the Closing including without limitation the Existing Trust Agreement, any TDP that was operative prior to the Closing including without limitation the Existing TDP, the Honeywell Obligations, the Plan, the Cooperation Agreement, HWI (and its predecessors), any actual or attempted HWI Sale, the participation of Honeywell’s current, former or future representatives on the HWI Board, any obligations under any agreements (other than this Agreement) or judicial decrees or orders (other than any court orders related to this Agreement) imposing any obligations on the NARCO Asbestos TAC, all from the beginning of time through the Closing; provided, however, that nothing herein (i) modifies, dissolves, terminates, or affects in any manner the NARCO Channeling Injunction, or (ii) releases or affects any obligations of any of the TAC Released Parties contained in this Agreement or in the Existing Confidentiality Agreement, subject to Section 9(c) of this Agreement. For the avoidance of doubt, at the Closing, the Existing Agreements shall be terminated in all respects without further action of any kind, and the TAC Released Parties shall have no liabilities or further obligations in connection therewith to the Non-TAC Releasors, all such liabilities or obligations having been released and terminated under the above release. For the further avoidance of doubt, nothing herein shall release the TAC Released Parties from any claims arising from conduct or events occurring after the Closing.

(d) Release of the FCR: Honeywell, the NARCO Asbestos Trust, each Trustee of the NARCO Asbestos Trust, the NARCO Asbestos TAC, and each member of the NARCO Asbestos TAC, on behalf of themselves and on behalf of each of their respective current, former or future entities, subsidiaries, parent companies, divisions, organizations, members, firms, equity holders, shareholders, interest holders, directors, officers, managers, employees, trustees, estates, fiduciaries, partners, partnerships, joint ventures, limited liability companies, corporations, affiliates, attorneys, accountants, auditors, agents, advisors, consultants, investment bankers, insurers, experts, underwriters, brokers, dealers, lenders, commercial bankers, claim processors, other representatives, predecessors, successors and assigns, or affiliates, direct and indirect, or persons under common control with any of the foregoing, and all persons acting by, through, under, or in concert with them (collectively, the “Non-FCR Releasors”), hereby release, acquit, and forever discharge the FCR, in his official capacity relating to the NARCO Asbestos Trust, and each of the FCR’s respective current, former or future entities, subsidiaries, parent companies, divisions, organizations, members, firms, equity holders, shareholders, interest holders, directors, officers, managers, employees, trustees, estates, fiduciaries, partners, partnerships, joint ventures, limited liability companies, corporations, affiliates, attorneys, accountants, auditors, agents, advisors, consultants, investment bankers, insurers, experts, underwriters, brokers, dealers, lenders, commercial bankers, claim processors, other representatives, predecessors, successors and assigns, or affiliates, direct and indirect, or persons under common control with any of the foregoing, and all persons acting by, through, under, or in concert with them (but for the avoidance of doubt, not on behalf of any holders of NARCO Asbestos Trust Claims) (collectively, the “FCR Released Parties”), from any and all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, counterclaims, sums of money, accounts, contracts, contribution, indemnification, damages, assessments, judgments, executions, and punitive damages, of any nature whatsoever, at law, in equity or otherwise, which the Non-FCR Releasors, or any of them, now or hereafter can, shall, or may have in the future against the FCR Released Parties, or any of them, whether known or unknown, whether or not apparent yet or yet to be discovered, or which may hereafter develop, in any way relating to or arising out of the NARCO Asbestos Trust, the administration of the NARCO Asbestos Trust, any Trust Agreement that was operative prior to the Closing including without limitation the Existing Trust Agreement, any TDP that was operative prior to the Closing including without limitation the Existing TDP, the Honeywell Obligations, the Plan, the Cooperation Agreement, HWI (and its predecessors), any actual or attempted HWI Sale, the participation of Honeywell’s current, former or future representatives on the HWI Board, any obligations under any agreements (other than this Agreement) or judicial decrees or orders (other than any court orders related to this Agreement) imposing any obligations on the FCR, all from the beginning of time through the Closing; provided, however, that nothing herein (i) modifies, dissolves, terminates, or affects in any manner the NARCO Channeling Injunction, or (ii) releases or affects any obligations of any of the FCR Released Parties contained in this Agreement or in the Existing Confidentiality Agreement, subject to Section 9(c) of this Agreement. For the avoidance of doubt, at the Closing, the Existing Agreements shall be terminated in all respects without further action of any kind, and the FCR Released Parties shall have no liabilities or further obligations in connection therewith to the Non-FCR Releasors, all such liabilities or obligations having been released and terminated under the above release. For the further avoidance of doubt, nothing herein shall release the FCR Released Parties from any claims arising from conduct or events occurring after the Closing.

9.	Other Agreements.

(a)	Further Support and Cooperation.

(i) Each Party shall use its reasonable best efforts and shall reasonably cooperate with each other Party (A) to obtain the Court Approval and/or any other court that must approve the payment of the Buyout Amount, (B) to oppose and defeat any objections to such approval or appeals thereof; (C) oppose and contest any present or future objections to this Agreement or the transactions contemplated hereby (including but not limited to the Amended Agreements), and (D) to defend any such objections or collateral attacks after the Closing to the approvals provided with respect to the payment of the Buyout Amount and/or any terms of this Agreement (including but not limited to the Amended Agreements).

(ii) From and after the Closing, Honeywell shall, and shall cause its representatives and Affiliates to, reasonably cooperate with the NARCO Asbestos Trust and its representatives and advisors in connection with the historical records and reporting obligations under MMSEA and with respect to Pre-Established Claims, as more fully described below, including by (A) making personnel reasonably available during normal business hours for consultations in a manner so as not to interfere unreasonably with the conduct of Honeywell, and (B) providing the NARCO Asbestos Trust and its advisors and representatives access to such information, documents and records in Honeywell’s possession, custody, or control as requested in connection with processing Pre-Established Claims and reporting obligations under MMSEA. Honeywell shall, and shall cause its Affiliates and representatives to, retain any information, documents and records related to the payment, processing and/or reporting with respect to NARCO Asbestos Trust Claims prior to the Closing for a period of no less than six years after the Closing.

(b)	Medicare Obligations.

(i) The Parties agree that, on and after the Closing: (A) the NARCO Asbestos Trust shall register as a Responsible Reporting Entity (“RRE”), in lieu of Honeywell, under the reporting provisions of Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 (Pub. L. 110-173) (“MMSEA”); and (B) the NARCO Asbestos Trust will provide the Centers for Medicare and Medicaid Services (“CMS”) with the information necessary for compliance with MMSEA Section 111. To be clear, Honeywell shall remain wholly responsible for errors and/or failure in reporting any claim required to be reported to CMS prior to the Closing.

(ii) From and after the Agreement Date, Honeywell shall take all reasonable and necessary steps to support the NARCO Asbestos Trust’s compliance with Section 3.6 of the Amended NARCO Asbestos Trust Agreement, including, but not limited to (A) if requested by the NARCO Asbestos Trust, using commercially reasonable efforts to assign its rights and obligations (solely to the extent arising after the Closing) under any agreements with third party providers Honeywell has contracted with to comply with such reporting requirements and solely to the extent assignment is permitted under any such agreement(s), and (B) providing the NARCO Asbestos Trust with copies of all records of historical MMSEA reporting related to NARCO Asbestos Trust Claims in Honeywell’s possession. For the avoidance of doubt, Honeywell shall continue reporting to CMS until the later of Closing or the NARCO Asbestos Trust’s receipt of permission from CMS to report as the RRE with respect to NARCO Asbestos Trust Claims. If pursuant to this provision, Honeywell must continue reporting to CMS after the Closing, the NARCO Asbestos Trust shall provide Honeywell with information available to the NARCO Asbestos Trust necessary to comply with MMSEA Section 111 for so long as Honeywell must continue reporting to CMS. Honeywell shall keep any information and documents received from the NARCO Asbestos Trust pursuant to this Section 9(b)(ii) confidential and shall not use such information for any purpose other than meeting obligations under MSPA and/or MMSEA.

(iii) The NARCO Asbestos Trust shall provide Honeywell with information available to the NARCO Asbestos Trust necessary to comply with MMSEA Section 111 in the event subsequent law, final regulations or binding CMS requirements prohibit the NARCO Asbestos Trust from reporting as the RRE or acting as the reporting agent on behalf of the RRE with respect to NARCO Asbestos Trust Claims, with any and all expenses related thereto to be borne solely by the NARCO Asbestos Trust. Honeywell shall keep any information and documents received from the NARCO Asbestos Trust pursuant to this Section 9(b)(iii) confidential and shall not use such information for any purpose other than meeting obligations under MSPA and/or MMSEA.

(iv) The NARCO Asbestos Trust further agrees that, to the extent that some or all of the payment that Honeywell makes to the NARCO Asbestos Trust under this Agreement is used to fund settlements of NARCO Asbestos Trust Claims that potentially implicate 42 U.S.C. 1395y(b) of the Medicare Secondary Payor Act and the rules and regulations promulgated thereunder (collectively “MSP”), on or after the Closing, the NARCO Asbestos Trust shall obtain prior to remittance of funds to claimants’ counsel or to the claimant, if pro se, in respect of any NARCO Asbestos Trust Claim a certification from the claimant to be paid that said claimant has or will provide for the payment and/or resolution of any obligations owing or potentially owing under 42 U.S.C. § 1395y(b), or any related rules, regulations, or guidance, in connection with, or relating to, such NARCO Asbestos Trust Claim. This certification may be contained in the claimant’s release of the NARCO Asbestos Trust executed in connection with payment of the claim.

(c)	Insurance Information.

(i) Insurance Purposes. On and after the Closing, a third-party insurance administrator retained by Honeywell (“Honeywell’s TPA”), currently anticipated to be The Claro Group LLC, shall have access to (A) on a quarterly basis, for all NARCO Asbestos Trust Claims, aggregate information on the total number of filed, pending, and settled claims by disease type, and (B) solely with respect to any NARCO Asbestos Trust Claims that are paid by the NARCO Asbestos Trust (“Paid Claims”) on a monthly basis, the NARCO Asbestos Trust’s paid claims database in SQL or a substantially similar database format (hereinafter, “Paid Claims Database”), and (C) no more frequently than monthly, Paid Claims files containing the documentation substantiating exposure and date of first exposure to a NARCO asbestos containing product, asbestos disease, the release, and any other documentation relating to the Paid Claims that the NARCO Asbestos Trust gathered or received for the purpose of making payments to such claimants (collectively (A), (B) and (C), “Trust Claims Data”), such access in a manner to be reasonably agreed between the NARCO Asbestos Trust and Honeywell’s TPA and subject to the Existing Confidentiality Agreement other than sections 4(b), 4(c) and 7 thereof, and any exceptions for “Medicare Obligations” contained therein which sections and exceptions shall have no further force and effect on and after the Closing. On and after the Closing, Trust Claims Data accessed pursuant to this Section 9(c) may only be used to report and recover under Honeywell’s insurance policies applicable to NARCO and under settlement agreements that Honeywell has entered or enters with its insurers for NARCO Asbestos Claims (such purposes hereinafter, the “NARCO Insurance Purposes”). Specifically, Honeywell’s TPA shall, at Honeywell’s sole expense, be entitled to request, receive, review and utilize Trust Claims Data solely for NARCO Insurance Purposes.

(ii) Confidentiality. On and after the Closing, Honeywell’s TPA and Honeywell’s insurance coverage counsel (with which Honeywell’s TPA may share Trust Claims Data and information provided pursuant to subsection (iii) below) shall maintain the confidentiality of such Trust Claims Data under the Existing Confidentiality Agreement, subject to the modifications set forth above, and as may be subsequently amended including subsequent to this Agreement. The scope of Honeywell’s TPA’s permitted use of Trust Claims Data for NARCO Insurance Purposes shall include Honeywell’s TPA providing Trust Claims Data to Honeywell’s insurers that have entered an insurer confidentiality agreement with the NARCO Asbestos Trust or that is acceptable to the NARCO Asbestos Trust (hereinafter, “Trust Insurer Confidentiality Agreement”).

(iii) Scope of Honeywell’s TPA’s Access To Cost Data. On a quarterly basis, the NARCO Asbestos Trust will provide Honeywell’s TPA unaudited and summary level paid cost information by cost category. In addition, only upon receiving a request from a Honeywell insurer that has entered into a Trust Insurer Confidentiality Agreement, Honeywell’s TPA may request and shall receive from the NARCO Asbestos Trust (A) claims-related service provider invoices submitted to the NARCO Asbestos Trust and (B) summary level paid cost information by vendor. The NARCO Asbestos Trust may redact such invoices to avoid disclosure of any claimant data, attorney-client privileged communications and attorney opinion work product.

(iv) Reasonable Cooperation. On and after the Closing, the NARCO Asbestos Trust shall reasonably cooperate (at Honeywell’s sole cost and expense) with Honeywell’s TPA in connection with any reasonable inquiry that Honeywell’s TPA makes for NARCO Insurance Purposes, including requests for additional Trust Claims Data and/or clarification of Trust Claims Data that the NARCO Asbestos Trust has previously provided to Honeywell’s TPA regarding Paid Claims.

(v) Costs. The cost of the Trust’s performance under this section 9(c) shall be at the sole expense of Honeywell. Honeywell shall, at the NARCO Asbestos Trust’s request, promptly advance funds to the NARCO Asbestos Trust for documented out-of-pocket expenses incurred by the NARCO Asbestos Trust in connection with this Section 9(c).

(vi) Termination of Insurance Reporting. If Honeywell no longer has reporting obligations to any insurer, then Honeywell shall promptly notify the NARCO Asbestos Trust in writing and all obligations of the NARCO Asbestos Trust under this Section 9(c) shall cease.

(d) Pre-Established Claims. Prior to the Closing, Honeywell shall provide the NARCO Asbestos Trust with all of the information, historical records, documents and databases reasonably necessary to process Pre-Established Claims as set forth in the Amended Agreements, including, but not limited to, Section 4.2 of the Amended NARCO Asbestos TDP.

(e) Auditor Access. Notwithstanding anything contrary in this Section 9, on and after the Closing, the NARCO Asbestos Trust shall reasonably cooperate (at Honeywell’s sole cost and expense) with Honeywell’s auditor in connection with any reasonable inquiry that Honeywell’s auditor makes for purposes of conducting an integrated audit of (A) Honeywell’s NARCO-related insurance receivables or (B) for a period of seven years from the Closing, Honeywell’s NARCO-related liabilities. Such reasonable inquiry may include requests for Trust Claims Data, Paid Claims Database, summary level paid cost information by vendor and/or by cost category, and NARCO Asbestos Trust claims-related service provider invoices submitted to the NARCO Asbestos Trust. The NARCO Asbestos Trust may redact such invoices to avoid disclosure of any claimant data, attorney-client privileged communications and attorney opinion work product. When neither Honeywell nor its auditor has continuing reporting obligations with respect to the NARCO Asbestos Trust, then Honeywell shall promptly notify the NARCO Asbestos Trust in writing and all obligations of the NARCO Asbestos Trust under this Section 9(e) shall cease.

10. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) By the mutual written consent of the Parties;

(ii) By Honeywell or the NARCO Asbestos Trust if Court Approval is not capable of being obtained;

(iii) By Honeywell, if Honeywell is not in material breach of its obligations under this Agreement and the Non-Honeywell Parties fail to comply in any material respect with their covenants or agreements contained herein, or breach their representations and warranties contained herein in any material respect and such failure or breach, is not cured within thirty (30) days of the receipt of written notice of such failure or breach from Honeywell; and

(iv) By the NARCO Asbestos Trust if the Non-Honeywell Parties are not in material breach of their obligations under this Agreement and Honeywell fails to comply in any material respect with its covenants or agreements contained herein, or breaches its representations and warranties contained herein in any material respect and such failure or breach, is not cured within thirty (30) days of the receipt of written notice of such failure or breach from NARCO Asbestos Trust.

(b) This Agreement will automatically terminate on March 31, 2023 unless (x) the Closing occurs prior to such date, or (y) Honeywell and the NARCO Asbestos Trust mutually agree to extend this Agreement.

(c) In the event of the termination of this Agreement as provided in Section 10(a), written notice thereof shall be given to the other Parties to this Agreement specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of this Section 10(c) and Section 11), and there shall be no liability on the part of any Party or its directors, officers, trustees or Affiliates; provided, however, that nothing in this Agreement will relieve any Party from liability for any intentional breach of this Agreement prior to such termination or for fraud.

11. Miscellaneous.

(a) Specific Performance.

(i) Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to a valid termination of this Agreement in accordance with the terms of this Agreement, each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief, without proof of actual damages, to prevent each other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including a Party’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder).

(ii) Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (A) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (B) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) Governing Law; Submission to Jurisdiction.

(i) This Agreement, its performance, enforcement, and any disputes relating thereto shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(ii) Any claim or dispute arising out of or relating to this Agreement, its performance, enforcement or otherwise shall be instituted exclusively in the Bankruptcy Court, and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim or dispute, that it is not subject personally to the jurisdiction of such Bankruptcy Court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such Bankruptcy Court. Each Party further irrevocably submits to the continuing jurisdiction of such Bankruptcy Court in any such claim or dispute. If such Bankruptcy Court does not accept jurisdiction for any reason, then the exclusive forum and venue and other provisions in this Section will apply to the federal court sitting in the Western District of Pennsylvania.

(c) Counterparts. This Agreement and its Exhibits may be executed via electronic signature, in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement and its Exhibits delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement and its Exhibits.

(d) Agreement is Legally Binding; Beneficiaries; Assignment. This Agreement (including, for the avoidance of doubt, Section 3 above) shall be legally binding upon Honeywell and the NARCO Asbestos Trust upon execution by Honeywell and the NARCO Asbestos Trust and shall inure to the benefit of each of them and their respective successors and assigns. Once executed by all Parties, the Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors and assigns. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. Neither this Agreement nor any rights, benefits, or obligations set forth herein may be assigned by any of the Parties without the prior written consent of each of the other Parties.

(e) Severability. Except as set forth otherwise in connection with the requirements relating to Court Approval and any appeals thereof, (i) the provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, (ii) if any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (x) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (y) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(f) No Admissions. Nothing in this Agreement may be construed as evidence of any admission by any of the Parties of the validity of any of the claims, liabilities, losses, demands, or damages of any nature or kind asserted or that could be asserted against any other Party, its liability therefor, or of any wrongdoing on its part.

(g) Amendment. This Agreement or any portion thereof may be waived, amended, or modified only by a written agreement signed by an authorized signatory of all Parties.

(h) Entire Agreement. This Agreement (together with each of the Exhibits thereto) constitutes the complete and final understanding among the Parties with regard to the subject matter hereof and supersedes and cancels all prior or contemporaneous agreements regarding the subject matter hereof. In the event of any inconsistency between the statements in the body of this Agreement and the Exhibits hereto, the statements in the body of this Agreement shall control. This Agreement is entered into by the Parties with full knowledge of any and all rights that the Parties may have. All Parties have received independent legal advice, have conducted such investigation as each of them and their counsel determined is appropriate, and have consulted with such other independent advisors as each of them and their counsel deemed appropriate regarding this Agreement and the rights and asserted rights in connection with this Agreement. In the event of any inconsistency, conflict or discrepancy between the terms of this Agreement and the terms of the Amended Agreements, the terms of this Agreement shall control.

(i) Notices. All notices and other communications required by this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date sent by e-mail or facsimile (without receipt of a “bounceback” or other notice of non-delivery) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the applicable Party, at the following address or e-mail address (or at such other address or e-mail address as shall be specified for such purpose in a notice given in accordance with this Section):

To Honeywell:

Honeywell International Inc.

855 South Mint Street

Charlotte, NC 28202

Attn: Lynn A. Dummett

Email: lynn.dummett@honeywell.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Nicole L. Greenblatt

Email: nicole.greenblatt@kirkland.com

To the NARCO Asbestos Trust:

Hon. Ken M. Kawaichi (Ret.)

14 Mesa Avenue

Piedmont, California 94611

Facsimile: (510) 601-9254

Email: k.m.kawaichi@gmail.com

Richard B. Schiro

3710 Rawlins Street, Suite 1350

Dallas, Texas 75219

Facsimile: (214) 521-3838

Email: rbschiro@schirolaw.com

Mark M. Gleason & Associates

One Gateway Center, Suite 525

420 Fort Duquesne Blvd.

Pittsburgh, PA 15222-1402

Facsimile: (412) 391-1790

Email: mgleason@gleasonexperts.com

with a copy (which will not constitute notice) to:

Sander L. Esserman

Steven A. Felsenthal

Stutzman, Bromberg, Esserman & Plifka

2323 Bryan Street, Suite 2200

Dallas, Texas 75201

Facsimile: (214) 969-4999

Email: Esserman@sbep-law.com

Email: Felsenthal@sbep-law.com

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Rachel C. Strickland

         Daniel Forman

Email: rstrickland@willkie.com

dforman@willkie.com

To the NARCO Asbestos TAC:

John A. Baden IV

Motley Rice LLC

28 Bridgeside Blvd.

Mt. Pleasant, South Carolina 29464

Facsimile: (843) 216-9290

Email: jbaden@motleyrice.com

Perry Weitz

Lisa Nathanson Busch

Weitz & Luxenberg, PC

700 Broadway

New York, New York 10003

Facsimile: (212) 344-5461

Email: pweitz@weitzlux.com

Email: lbusch@weitzlux.com

Steven Kazan

Kazan, McClain, Satterley & Greenwood, A Professional Law Corporation

Jack London Market

55 Harrison Street, Suite 400

Oakland, California 94607

Facsimile: (510) 835-4913

Email: skazan@lcazanlaw.com

Steven T. Baron

Baron & Budd, P.C.

3102 Oak Lawn, Suite 1100

Dallas, Texas 75219

Facsimile: (214) 824-8100

Email: sbaron@baronbudd.com

Bruce Mattock

Goldberg, Persky & White, P.C.

11 Stanwix Street, Suite 1800

Pittsburgh, Pennsylvania 15222

Facsimile: (412) 471-8308

Email: bmattock@gpwlaw.com

John D. Cooney

Cooney & Conway, LLP

120 N. Lasalle Street, Suite 3000

Chicago, Illinois 60602

Email: jcooney@cooneyconway.com

with a copy (which will not constitute notice) to:

Ann C. McMillan

James P. Wehner

Caplin & Drysdale, Chartered

One Thomas Circle, N.W.

Washington, DC 20005

Facsimile: (202) 429-3301

Email: amcmillan@capdale.com

Email: jwehner@capdale.com

To the FCR:

Lawrence Fitzpatrick

200 American Metro Blvd.

Suite 129

Hamilton, New Jersey 08619

Facsimile: (609) 620-1466

Email: Larry.Fitzpatrick@pace-claims.com

with a copy (which will not constitute notice) to:

James L. Patton, Jr.

Edwin J. Harron

Sharon M. Zieg

Young Conaway Stargatt & Taylor, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Facsimile: (302) 571-1253

Email: jpatton@ycst.com

Email: eharron@ycst.com

Email: Szieg@ycst.com

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Lynn A. Dummett
Name: Lynn A. Dummett
Title: Vice President and General Counsel, Litigation

NORTH AMERICAN REFRACTORIES COMPANY ASBESTOS PERSONAL INJURY SETTLEMENT TRUST

By:	/s/ Richard Schiro
Name: Richard Schiro
Title: Trustee

By:	/s/ Ken Kawaichi
Name: Ken Kawaichi
Title: Trustee

By:	/s/ Mark Gleason
Name: Mark Gleason
Title: Trustee

NARCO TRUST ADVISORY COMMITTEE:

[___________]

[___________]

[___________]

[___________]

[___________]

FUTURE CLAIMANTS REPRESENTATIVE:

Lawrence Fitzpatrick